                                                                    EXHIBIT 99.1

                    [LETTERHEAD OF SPLITROCK SERVICES INC.]



For Immediate Release
---------------------


February 16, 2000


Contact:  Investor Relations
          Splitrock Services Inc.
          (281) 465-1200
          ir@splitrock.net
          ----------------



                 Splitrock Reports 33 Percent Revenue Increase
                       From Third to Fourth Quarter 1999

        Extension of Prodigy Contract, Rapid Growth from Other Customers

The Woodlands, Texas -- February 16, 2000 -- Splitrock Services Inc. (NASDAQ:
SPLT), a facilities-based network services provider to ISPs, telecommunications companies and business enterprise customers, today reported revenues of $31.6 million for the quarter ended December 31, 1999, an increase of 33.4 percent from $23.7 million in the third quarter of 1999, and a 97.3 percent increase from $16.0 million in the fourth quarter of 1998.

Total network costs were $33.8 million in the fourth quarter of 1999, versus $27.7 million in the fourth quarter of 1998 and $29.5 million in the third quarter of 1999. Legacy network costs -- a component of total network costs associated with operating and decommissioning the legacy network -- were $3.4 million in the fourth quarter of 1999, a decrease of 78.5 percent from $15.7 million in the fourth quarter of 1998 and a decline of 49.2 percent from the third quarter of 1999. Legacy network costs are expected to be eliminated during the first quarter of 2000, since Splitrock's extensive nationwide network buildout is substantially complete.

EBITDA for the fourth quarter of 1999 was a negative $11.2 million, an improvement of $0.7 million or 5.8 percent when compared to the third quarter of 1999. The EBITDA for the fourth quarter of 1998 was a negative $13.9 million. The net loss for the fourth quarter of 1999 was $25.9 million, compared with $25.7 million in the same quarter of 1998 and $26.0 million in the third quarter of 1999.




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"Splitrock's strong revenue growth in the fourth quarter results from continued
growth in revenues from our largest customer, Prodigy Communications Corporation, and an acceleration in growth from our other wholesale ISP customers. Total revenue from other customers accounted for 22.5% of revenues in the fourth quarter," said Bill Wilson, president and chief executive officer of Splitrock. "We were also pleased by the improved network efficiency and increased capacity added in the fourth quarter," added Wilson, noting that delays from suppliers in scheduled circuit turnups contributed to the lower-than-expected network costs in the quarter.

In addition, Splitrock announced an amendment to its contract with Prodigy that would convert its subscriber basis of pricing to a fixed hourly rate effective January 1, 2000 and would extend the initial term of the contract by an additional six months to December 31, 2001. Splitrock estimates that the effect of the price change to its most recent month's billing to Prodigy is a 2.9 percent revenue reduction. Revenue from Prodigy grew by 27.4 percent from the third quarter but declined as a percent of total revenue from 81.1 percent in the third quarter to 77.5 percent in the fourth.

"As the anchor customer on Splitrock's network, Prodigy represents a key part of our revenue mix," said Bill Wilson. "We are pleased to announce these changes that will provide Splitrock an attractive revenue source for the long term while rewarding Prodigy for driving increased usage on our network."

On January 6, 2000 Splitrock announced its proposed merger with McLeodUSA Incorporated. The merger is expected to be completed in the second quarter of 2000.


About Splitrock

Headquartered near Houston, Texas, Splitrock has a nationwide broadband access platform that places ATM switches in hundreds of points of presence (POPs) providing ubiquitous coverage of US businesses and households. Splitrock's "carry anything, anywhere" business strategy is implemented on this "ATM-to-the-Edge(TM)" access platform which integrates data, video and voice traffic on one platform. Because of the unified nature of the network platform, Splitrock offers the same level and quality of service in markets like Cheyenne, WY as it does in major markets like Boston, MA. Splitrock's products and services include dial and dedicated Internet access and dial and dedicated VPN to corporate end users, ISPs, and other telecommunications carriers. For more information, visit the company's web site at www.splitrock.net.
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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are: substantial capital requirements; intense competition; changes in technology; changes in regulatory policy; and general economic conditions. Additional information concerning these and other important factors can be found in the periodic reports and registration statements filed by Splitrock with the Securities and Exchange Commission.

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         Consolidated Statements of Income and Selected Financial Data
                (in thousands, except share and per share data)

                                           Three Months            Three Months           Year                    Year
                                              Ended                   Ended              Ended                    Ended
                                        December 31, 1998      December 31, 1999      December 31, 1998      December 31, 1999
Statement of Operations Data:

Revenues                                   $    16,019            $    31,612        $    63,611           $    89,556

Operating Costs and Expenses:

  Splitrock network costs                       11,977                 30,416             32,912                87,398
  Legacy networks costs                         15,692                  3,381             58,292                31,904
  Selling, general & administrative              2,221                  8,978              6,390                21,386
  Depreciation and amortization                  6,139                  8,046             13,850                27,322
    Total Operating Expenses                    36,029                 50,821            111,444               168,010



Loss from operations                       $   (20,010)           $   (19,209)       $   (47,833)          $   (78,454)

  Interest income                                2,546                  1,378              5,393                 7,714
  Interest expense                              (8,254)                (8,110)           (15,390)              (32,581)
Loss before income taxes                   $   (25,718)           $   (25,941)       $   (57,830)          $  (103,321)



Provision for income tax

Net loss                                   $   (25,718)           $   (25,941)       $   (57,830)          $  (103,321)

Net loss per share - basic and diluted     $     (0.55)           $     (0.46)       $     (1.30)          $     (2.03)


Weighted average shares - basic and
   diluted                                  46,621,968             56,902,623         44,388,948            50,866,855

                                                                                                 As of                    As of
Balance Sheet Data:                                                                        December 31, 1998       December 31, 1999
                                                                                           -----------------------------------------
Cash and cash equivalents                                                                      $ 28,330                 $ 92,593
Unrestricted investments                                                                        120,475                    5,441
Restricted investments                                                                           58,477                   33,786
Property and equipment, net                                                                      73,899                  120,863
Total assets                                                                                    296,141                  301,286
Long-term debt and capital lease obligations (including current portion)                        275,581                  298,410
Stockholders' deficit                                                                           (30,291)                 (45,184)

                                                Three Months            Three Months               Year                 Year
                                                   Ended                   Ended                   Ended                Ended
                                              December 31, 1998       December 31, 1999       December 31, 1998    December 31, 1999
                                              ------------------------------------------      --------------------------------------
Other Financial Data:
Capital expenditures (including purchases
     under capital lease)                       $ 28,141                 $ 39,371                $ 50,053               $ 72,054
EBITDA                                           (13,871)                 (11,163)                (33,983)               (51,132)